                                                                    EXHIBIT 3.16
                                                                    ------------

                            ARTICLES OF INCORPORATION
                                       OF
                             VARIFORM PLASTICS INC.

            We, the undersigned, being natural persons of the age of twenty one
(21) years or more and subscribers to the shares of the corporation to be organized pursuant hereto, for the purposes of forming a corporation under "The General and Business Corporation Act of Missouri", and all amendments thereto, do hereby adopt the following Articles of Incorporation:

                                   ARTICLE I

            The name of the corporation is Variform Plastics Inc.

                                   ARTICLE II

            The address of its initial registered agent in the State of Missouri is: 4228 North Chelsea, Kansas City North, Missouri, and the name of its initial registered agent at such address is: Ralph L. Ayers.

                                  ARTICLE III

            The aggregate number of shares which the corporation shall have authority to issue shall be three thousand (3,000) shares at Ten and no/100ths Dollars ($10.00) per share par value, which shall be common stock with full voting privileges.

                                   ARTICLE IV

            The consideration per share of par value of common stock presently to be issued shall be Ten and no/100ths Dollars ($10.00) and Five Hundred and no/100ths Dollars ($500.00) has been paid up in lawful money of the United States.

                                    ARTICLE V

            The names and places of residence of the shareholders and the number of shares subscribed by each are:

NAME:                                               RESIDENCE                                        NO. OF SHARES
-----                                               ---------                                        -------------
Ralph L. Ayers                                      4228 North Chelsea                                     48
                                                    Kansas City North, Mo.

Marilyn M. Ayers                                    4228 North Chelsea                                     1
                                                    Kansas City North, Mo

Arthur L. Ayers                                     4821 East 46th St. North                               1
                                                    Kansas City, Missouri

                                   ARTICLE VI

            The number of directors to be elected at the first meeting of shareholders shall be three (3).

                                  ARTICLE VII

            The duration of the corporation is perpetual.

                                  ARTICLE VIII

            The board of directors may repeal or amend the by-laws of this corporation and may adopt new or additional by-laws.

                                   ARTICLE IX

            This corporation is formed for the following purposes, to wit:

                  (a) To manufacture, compound, process, buy, sell, deal in and use plastics and plastic compositions of all kinds, and all articles, apparatuses, processes, patents and things used or of use in the manufacture, compounding, maintenance, and working thereof, and also apparatuses, machinery, implements and things for use either alone or in connection with products of which they are ingredients or in the manufacture or compounding of which they are a factor. To manufacture and sell any laminated, corrugated, or flat reinforced plastic polyester resin-based material.

                  (b) To manufacture, purchase, or otherwise acquire, own, mortgage, pledge, sell, assign and transfer, or otherwise dispose of, to invest , trade, deal in and deal with goods, wares, and merchandise and real and personal property of every class and description.

                  (c) To invest its funds from time to time in any real or personal property and to lend money for its corporate purposes and to take and hold real and personal property as security for the payment of funds so invested or loaned.

                  (d) To make contracts and incur liabilities which may be appropriate to enable it to accomplish any or all of its purposes; to borrow money for its corporate purposes at such rates of interest as the corporation may determine; to issue its notes, bonds, and other obligations; to secure any of its obligations by mortgage, pledge or deed of trust of all or any part of its property, franchises and income.

                  (e) To buy, sell or deal in the corporation's own stock or the stock of other corporations.

            The foregoing enumerated paragraphs shall not limit or restrain in any manner the powers of this corporation but it shall have and exercise all of the powers, rights and privileges conferred and permitted by the laws of the State of Missouri upon corporations formed under "The General and Business Corporation Act of Missouri", including all amendments and supplements thereto. It shall have all other powers not forbidden by law which may be necessary, convenient or incidental in carrying out and performing any or all business, operation or other powers of this organization and to do any and all of the things herein mentioned as fully and to the same extent as natural persons might or could do.

            IN WITNESS WHEREOF, we have hereunto set our hands this day 22 of February, 1964.

                                                    /s/ Ralph L. Ayers
                                                    ----------------------------

                                                    /s/ Marilyn M. Ayers
                                                    ----------------------------

                                                    /s/ Arthur L. Ayers
                                                    ----------------------------

STATE OF MISSOURI       )
                        ) ss.
COUNTY OF JACKSON       )

            The undersigned, Ralph L. Ayers, Marilyn M. Ayers and Arthur L. Ayers, being all of the incorporators of Variform Plastics Inc. being duly sworn upon their oath, each did say that the statements and matters set forth in the foregoing Articles of Incorporation are true.

                                                    /s/ Ralph L. Ayers
                                                    ----------------------------

                                                    /s/ Marilyn M. Ayers
                                                    ----------------------------

                                                    /s/ Arthur L. Ayers
                                                    ----------------------------

            On this 22 day of February, 1964, before me personally appeared Ralph L. Ayers, Marilyn M. Ayers and Arthur L. Ayers, to me known to be the persons described in and who executed the foregoing instrument and acknowledge that they executed the same as their free act and deed.

            IN TESTIMONY WHEREOF, I have hereunto set my hand and affixed my notary seal the day and year first above written.

[Notary Seal]                                       /s/ Notary
                                                    ----------------------------
                                                            Notary Public


My commission expires: 2-9-67
                      -------

                                                    FILED AND CERTIFICATE OF
                                                    INCORPORATION ISSUED
                                                    FEB 25 1964